UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 29, 2007 (March 29, 2007)

QUALITY DISTRIBUTION, INC.

(Exact name of registrant as specified in its charter)

Florida	000-24180	59-3239073
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3802 Corporex Park Drive

Tampa, Florida 33619

(Address of principal executive

offices including Zip Code)

(813) 630-5826

(Registrant’s telephone number, including area code)

N.A.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective April 1, 2007, Quality Distribution, Inc. (the “Company”) appointed Jonathan C. Gold as Senior Vice President, General Counsel and Secretary for the Company. Mr. Gold joined the Company in January 2005 as Vice President, Associate General Counsel and Assistant Secretary. Prior to his employment with the Company, Mr. Gold served as counsel with CSX Transportation Inc. (a transportation company that operates the largest rail road in the eastern United States) from February 2002 through January 2004. Prior to that, Mr. Gold served as Vice President, General Counsel and Secretary to Softmart Inc. and was in private practice in Washington, D.C. Mr. Gold also served as Judicial Clerk to the Honorable Clerk to the Honorable Harvey E. Schlesinger, Senior United States District Judge for the Middle District of Florida.

On March 29, 2007, the Company entered into an agreement with Robert J. Millstone to change his role from Senior Vice President, General Counsel and Secretary to the Company to Advisor to the CEO, effective April 1, 2007. This change in status is not a result of a disagreement with the Company relating to the Company’s operations, policies or practices.

Mr. Millstone’s existing employment agreement has been modified to provide for a term continuing until January 3, 2009 and a new monthly salary of $8,500 per month, without bonus. Mr. Millstone will forfeit all options granted to him on January 3, 2007. Other material terms of Mr. Millstone’s agreement continue unaffected. A copy of the modification of Mr. Millstone’s employment agreement is attached as an exhibit hereto and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
99.1	Modification to Robert J. Millstone Employment Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUALITY DISTRIBUTION, INC.
(Registrant)

Dated: March 29, 2007	By:	/s/ Gerald L. Detter
	Name:	Gerald L. Detter
	Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibits
99.1	Modification to Robert J. Millstone Employment Agreement